Exhibit (a)(5)

WORLD WRESTLING ENTERTAINMENT, INC.
(the “Company”)
ELECTION WITHDRAWAL NOTICE

To World Wrestling Entertainment, Inc.:

     I previously received a copy of the Company’s offering materials filed with the Securities and Exchange Commission on Schedule TO on December 16, 2003 (the “offering materials”), and signed and returned the Letter of Transmittal, in which I elected to tender all of my eligible options. I now wish to withdraw that election in its entirety. I understand that by signing this Notice and delivering it to the Company in accordance with the terms set forth in the offering materials, none of my eligible options will be exchanged and will instead continue to be governed by the Company’s 1999 Long-Term Incentive Plan and the relevant option agreement(s) between the Company and me.

     I have completed and signed this Notice exactly as my name appears on my original Letter of Transmittal.

Date: _______________	_______________________
Signature

Name: __________________
(Please Print)